UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January  11, 2007

CATALYTICA ENERGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31953	77-0410420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 West Warner Road, Suite 132, Tempe, AZ  85284

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:    (480) 556-5555

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 11, 2007, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Catalytica Energy Systems, Inc. (the “Registrant”) approved an increase in the annual base salary of Robert W. Zack, the Registrant’s President, Chief Executive Officer and Chief Financial Officer.  Effective as of January 1, 2007, Mr. Zack’s annual base salary increased from $260,000 to $300,000.

In addition, Mr. Zack is eligible to receive an annual bonus for 2007 with a target payment equal to 125% of his base salary if the performance targets established by the Board are achieved, with 50% payable in cash and 75% payable in equity of the Registrant.

At its meeting, the Compensation Committee also approved payment of a cash bonus to Mr. Zack of $175,500 based on achievement of objectives in 2006.  The Compensation Committee also approved a grant of 45,700 restricted stock units to Mr. Zack and awarded him an option to purchase 82,800 shares of the Registrant’s common stock at an exercise price of $1.92 per share, each under the Registrant’s 1995 Stock Plan.  Each restricted stock unit is the equivalent of one share of the Registrant’s common stock.  The units vest in 16 equal quarterly installments over a four-year period commencing three months after the date of grant and provide for acceleration in the event of Mr. Zack’s involuntary termination other than for cause.  The option has a term of ten years, vests in 48 equal monthly installments commencing one month after the date of grant, and provides for acceleration in the event of Mr. Zack’s involuntary termination other than for cause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYTICA ENERGY SYSTEMS, INC.

	By:	/s/ ROBERT W. ZACK
Robert W. Zack, President, Chief Executive Officer and
Chief Financial Officer

Date: January 18, 2007